EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Amerityre Corporation
Boulder City, Nevada

We hereby consent to the use in this Registration Statement of Amerityre Corporation of our report, dated September 1, 2005, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, for the years ended June 30, 2005, 2004 and 2003, and to all other references of our firm included in this Registration Statement on Form S-1.

/s/ HJ & Associates, LLC
-------------------------
HJ & Associates, LLC
Salt Lake City, Utah
March 8, 2006